CONFIDENTIAL

Exhibit 10.2

Organovo, Inc.
6275 Nancy Ridge Drive
Suite 110
San Diego, CA 92121

Date: April 11, 2017

NAME: Taylor J. Crouch

Dear Taylor,

On behalf of Organovo Inc., (“Organovo”) it is our great pleasure to extend you an offer of employment as Chief Executive Officer and President of Organovo and Organovo Holdings, Inc. (the “Company”), contingent on approval by the Company’s Board of Directors (the “Board”).  Upon or promptly following your first day of employment with Organovo, the Board will appoint you as a member of the Board, to serve as a Class II director until the 2019 Annual Meeting of Stockholders.  In making this offer, we are expressing our enthusiastic support for the skills and commitment you will bring to our exciting team.  We are pleased to offer you the following compensation and benefits:

Salary: Your annual base salary for this position will be $500,000 per year, subject to deductions and income tax withholding as required by law or the policies of the company.  Future increases will be considered by the Compensation Committee in its review of executive compensation.

Bonus: You are eligible to participate in the Company’s Short Term Incentive Plan, which is established annually by the Compensation Committee.  Your target incentive bonus for fiscal 2018 will be 50% of your base salary; however, the actual bonus received will be based upon the Company’s performance and your achievement of individual performance goals established by the Compensation Committee. Your fiscal 2018 bonus payment will be subject to required deductions, and withholdings and will be calculated on a prorated basis based on your W-2 earnings. The Company’s Compensation Committee shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph, and if so, the amount of any such bonus.

Equity Package: In addition, subject to approval by the Board’s Compensation Committee after your start date, we are pleased to offer you a Stock Option Award (the “Stock Option”) and a Performance-Based Restricted Stock Unit Award (the “PBRSU”).  The Stock Option will be exercisable for 2,088,212 shares of the Company’s common stock (the “Option Shares”) (equal to approximately 2% of the Company’s outstanding common stock as of the date of grant.  The exercise price for the Option Shares will be set at the closing market price of the Company’s common stock on the Nasdaq Stock Market on the date the Compensation Committee approves the grant. One-fourth (1/4th) of the Option Shares will vest one year from your start date at the Company (the “Vesting Commencement Date”), and the remaining Option Shares will vest on a quarterly basis thereafter over a period totaling four years from the Vesting Commencement Date, subject to your continuous service through such date.    The PBRSU will represent the right to receive up to 208,822 shares of the Company’s common stock (the “Performance Shares”) (equivalent to options representing 0.5% of the Company’s outstanding common stock as of the date of grant). The PBRSU vesting schedule will be based upon the Company’s achievement of financial performance metrics to be mutually agreed upon in good faith by you and the Compensation Committee following your start date.  The vesting of the Performance Shares will be contingent on the Compensation Committee’s certifying that the Company has achieved the performance metric and your continuous service through the date the Company achieves the applicable performance metric.

CONFIDENTIAL

The Company intends to grant the Stock Option and the PBRSU as “inducement grants” within the meaning of Nasdaq Marketplace Rule 5635(c)(4) (the “Inducement Grant Rules”).  While the Stock Option and PBRSU will be granted outside of the Company’s 2012 Equity Incentive Plan (the “Plan”), the other terms and conditions applicable to the Stock Option and PBRSU will be consistent with those applicable to options and restricted stock units granted to the Company’s executive officers under the Plan, as described in the applicable Stock Option Agreement and PBRSU Agreement.  The Company will file a Registration Statement on Form S-8 to cover the issuance of the Stock Option and the PBRSU and the sale of the underlying shares of Company’s common stock.

Severance and Change in Control: You are eligible to participate in the Company’s Severance and Change in Control Plan (the “Plan”), which is attached hereto, as a Tier 1 Employee.  The Plan has been approved by the Board and may be modified by the Board in the future.

Benefits: Organovo provides group medical, dental and vision insurance plans for employees and their dependents.  These benefits become effective on the first of the month following date of hire.  Organovo also has a 401(k)-retirement plan with a company specified match, an Employee Stock Purchase Plan (ESPP) and a Section 125 plan allowing employees to have a health care spending account and a dependent care spending account.  These latter items allow you to make contributions with pre-tax dollars.  Finally, Organovo also offers long term disability, accidental death & dismemberment and life insurance (at one times your annual base salary).

Personal Time Off: You will be eligible for 4 weeks of vacation (20) days, accrued per pay-period. We also offer 5 sick days, 8 paid holidays and 2 floating holidays.

Start Date: Should you find our offer attractive and contingent upon Board approval, we would like your start date to be April 24, 2017.

Legal Fees: The Company will also reimburse you for up to $5,000 of reasonable legal fees incurred by you with respect to your negotiation of this offer letter, upon presentation of appropriate supporting documentation.

This employment offer is contingent upon you signing our Employee Confidentiality Agreement providing legally required evidence of your right to work in the United States as well as Organovo’s successful completion of your references and background check. In consideration of your employment, you also agree to conform to the policies and standards of the Company.

Your employment as Chief Executive Officer and President is a full-time position.  While you render services to the Company, you agree not engage in any other employment, consulting or other business activity (whether full‑time or part-time) without first obtaining the Board’s approval, pursuant to the Company’s Corporate Governance Guidelines.  The Board agrees to handle any such requests promptly and in good faith.

Your employment will be “at-will” and either party may terminate the relationship at any time with or without cause and with or without notice.

By your signature below, you acknowledge that you will be an exempt employee and that this offer letter supersedes any prior offer letters, arrangements or discussions between you and the Company (and its wholly-owned subsidiary Organovo Inc.), and represents the entire agreement between you and Organovo, and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Organovo.  Any additions or modifications of these terms must be in writing and signed by you and Chair of the Compensation Committee. On the first day of employment, you will be required to provide the Company with the legally required proof of your identity and authorization to work in the United States.  In addition, by signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

CONFIDENTIAL

We hope that you'll accept this offer and look forward to welcoming you aboard!  Please feel free to call me if you have any questions.

Sincerely,

/s/ Kirk Malloy

Kirk Malloy

Lead Director of the Board

To accept this job, offer:

•	Sign and date this job offer letter where indicated below.
•

Return a signed and dated document back within 5 days of the date of this letter. A copy of the document should be retained for your records.  The document should be scanned and returned electronically to.

Accept Job Offer

By signing and dating this offer letter, I, Taylor Crouch, accept this offer of employment from Organovo, Inc., to be effective and contingent upon approval by the Company’s Board of Directors.

Signature: /s/ Taylor Crouch	Date: April 11, 2017